                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                             ____________________


                                   FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Earliest Event Reported
                                 June 5, 2001


                                  eBenX, Inc.
            (Exact name of registrant as specified in its charter)



                                   MINNESOTA
        (State or other jurisdiction of incorporation of organization)



                     0-28365                                 41-1758843
            (Commission File Number)                        (IRS Employer
                                                       Identification Number)



             605 North Highway 169 Suite LL
                 Minneapolis, Minnesota                     55441-6465
        (Address of principal executive offices)            (Zip Code)


       Registrant's telephone number, including area code (763) 614-2000
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Item 5.  Other Items.

     The Company's Board of Directors has elected Dr. Alain C. Enthoven, Ph.D. to the Board of Directors. Since 1973, Dr. Enthoven has served as the Marriner
S. Eccles Professor of Public and Private Management (Emeritus) in the Graduate School of Business at Stanford University. He also serves as a consultant to Kaiser Permanente, one of the largest nonprofit health maintenance organizations in the United States. Mr. Enthoven serves as a director of Caresoft, Inc., a private company that specializes in health information and disease management, and as a director of RxIntelligence, a nonprofit organization that performs unbiased evaluations of pharmaceutical products. Dr. Enthoven's career includes service as an economist with the RAND Corporation, Deputy Assistant Secretary and Assistant Secretary of Defense in the administrations of Presidents John F. Kennedy and Lyndon B. Johnson, president of Litton Medical Products, and a consultant on health care policy to the administration of President James Carter. He is a member of the Institute of Medicine of the National Academy of Sciences and a fellow in the American Academy of Arts and Sciences. His honors include the President's Award for Distinguished Federal Civilian Service in 1963 from John F. Kennedy, the 1994 Baxter Prize for Health Services Research, and the 1998 Ellwood Award from the Foundation for Accountability. He has chaired the Health Benefits Advisory Council of CalPERS, the Stanford University Committee on Faculty/Staff Benefits, and the 1997 California Managed Health Care Improvement Task Force. Dr. Enthoven holds degrees in economics from Stanford University, Oxford University and the Massachusetts Institute of Technology.

     Dr. Enthoven replaces outgoing board member John M. Nehra, managing general partner of Catalyst Ventures, LP, who had served on the eBenX Board since 1996. Dr. Enthoven will serve the remainder of Mr. Nehra's term, which expires at the Company's Annual Meeting of Shareholders in 2003. As trustee of the Enthoven Family Trust, Dr. Enthoven indirectly owns 2,000 shares of the Company's common stock. He also owns options to purchase 30,000 shares of the Company's common stock.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              EBENX, INC.
                              Registrant


Date: June 19, 2001           By /s/ Thomas E. Kelly
                                 -----------------------------------
                                 Thomas E. Kelly
                                 Chief Financial Officer and Secretary